UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 11, 2010
NYMAGIC, INC.
(Exact name of registrant as specified in its charter)

New York	1-11238	13-3534162

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

919 Third Avenue, New York, New York	10022

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 551-0600
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
To the extent applicable, the information contained in Item 5.02 below is hereby incorporated by reference.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 11, 2010, A. George Kallop, the President and Chief Executive Officer of NYMAGIC, INC. (the “Company”), announced that he intends to resign as an employee, officer and director of the Company, effective April 2, 2010. On March 12, 2010, the Board of Directors of the Company (the “Board”) appointed George R. Trumbull, III as Senior Executive Vice President of the Company. In addition, the Board resolved that Mr. Trumbull will become the President and Chief Executive Officer of the Company upon the effective time of Mr. Kallop’s resignation on April 2, 2010.
Mr. Trumbull, age 65, has been a director of the Company since 2002 and currently serves on the Executive Committee and the Underwriting Committee of the Board. Mr. Trumbull was previously the Chairman and Chief Executive Officer of the Company having been elected to those positions in May and June 2002, respectively. He served as Chairman of the Board of Directors and Chief Executive Officer of Encompys, Inc., a software services provider, from February 2001 until May 2002. From September 1999 to February 2001, Mr. Trumbull was a private investor, and from May 1994 to September 1999, he served as Chief Executive Officer of AMP Limited, an Australian insurance and asset management company. Mr. Trumbull also served as the Non-Executive Chairman of Select Reinsurance Ltd., a Bermuda based reinsurance company from March 2003 until December 2004.
George Trumbull Employment Arrangements
Previously, on May 21, 2008, Mr. Trumbull stepped down as Chairman of the Board. Effective as of that date, the Company entered into a one year consulting agreement with Mr. Trumbull (the “Trumbull Consulting Agreement”). Under the terms of his agreement, Mr. Trumbull performed consulting services in the form of providing assistance to the Company’s Chairman of the Board as requested in connection with Board matters and to the President and Chief Executive Officer of the Company as requested in connection with various issues arising in the Company’s operating and risk bearing subsidiaries. Mr. Trumbull’s compensation under the Trumbull Consulting Agreement was $100,000 per year, payable in four equal quarterly payments of $25,000 each. On May 21, 2009 the Company renewed the Trumbull Consulting Agreement, but in lieu of cash consideration thereunder, Mr. Trumbull was awarded options to purchase 10,000 shares of the Company’s common stock (the “Common Stock”), under Company’s Amended and Restated 2004 Long-Term Incentive Plan. These options vest on May 21, 2010, have an exercise price of $15.00 and expire on May 21, 2012. The Company was also obligated to reimburse Mr. Trumbull for all reasonable and necessary expenses incurred in connection with the services he provides under the Trumbull Consulting Agreement.
On March 12, 2010 the Company entered into a new employment agreement with Mr. Trumbull (the “Trumbull Employment Agreement”). The Trumbull Employment Agreement, which merges into it the services Mr. Trumbull performed under the Trumbull Consulting Agreement and ratifies the option award granted to Mr. Trumbull under it, commenced on March 12, 2010 and will continue until terminated. Pursuant to the Trumbull Employment Agreement, Mr. Trumbull will serve as the Company’s Senior Executive Vice President from March 12, 2010 to April 2, 2010, and will serve as the President and Chief Executive Officer of the Company from April 2, 2010 until the termination of the Trumbull Employment Agreement.

Mr. Trumbull will be paid $42,000 per month (the “Cash Compensation”) during the period which the Trumbull Employment Agreement is in effect. As of March 12, 2010, Mr. Trumbull was granted 20,000 restricted share units under the Company’s Amended and Restated 2004 Long-Term Incentive Plan, which will vest on the first anniversary of the grant date. Mr. Trumbull may elect to defer receipt of these units as provided in the Trumbull Employment Agreement.
The Trumbull Employment Agreement may be terminated by the Company for any reason, with or without cause. In the event Mr. Trumbull’s engagement with the Company pursuant to the Trumbull Employment Agreement is terminated for any reason, Mr. Trumbull shall be entitled to his Cash Compensation through the date of such termination, and he is also eligible for a cash bonus at the sole discretion of the Human Resources Committee of the Company’s Board as well as the elimination of any restrictions on any restricted share unit grant or deferred stock awards outstanding at the time of his termination at the sole discretion of the Board.
During the term of the Trumbull Employment Agreement and after termination of the Trumbull Employment Agreement, Mr. Trumbull will be subject to certain confidentiality and non-solicitation provisions.
Mariner Partners and Mariner Voting Agreement
On February 20, 2002, certain Company shareholders entered into a voting agreement, which was amended on March 1, 2002, January 27, 2003, March 12, 2003 and February 24, 2004, with Mariner Partners, Inc. (“Mariner”) (a professional asset management company of which William J. Michaelcheck, a member of the Company’s Board, is the beneficial owner of a substantial number of shares). This voting agreement was substantively amended and restated on October 12, 2005 and amended again on October 15, 2008, in order to conform its embedded option with section 409H of the Internal Revenue Code (as amended and restated, the “Amended and Restated Voting Agreement”). The Amended and Restated Voting Agreement relates to approximately 15.90 % of the Company’s issued and outstanding shares of Common Stock as of March 11, 2010. It grants Mariner an option to purchase 1,350,000 shares of Common Stock from the participating shareholders and entitles each party to the agreement to designate certain individuals for nomination as Directors of the Company. The Company is not a party to the Amended and Restated Voting Agreement.
The following parties have entered into the Amended and Restated Voting Agreement: (1) Mariner; (2) Mr. Mark W. Blackman, a member of the Company’s Board and a former Executive Vice President and Chief Underwriting Officer of the Company; (3) Lionshead Investments, LLC, of which Mr. John N. Blackman, Jr., a member of the Company’s Board from 1975 until May 2004, is a managing member; and, (4) Mr. Robert G. Simses, the Chairman of the Company’s Board, as trustee of the Louise B. Tollefson 2000 Florida Intangible Tax Trust (“2000 FITT”) and the Louise B. Blackman Tollefson Family Foundation (“Foundation”).
Mr. Blackman, Lionshead Investments, LLC and Mr. Robert G. Simses are referred to below as the three “Participating Shareholders” under the Amended and Restated Voting Agreement. The Participating Shareholders have agreed to certain matters as described below with respect to 225,000 shares of Common Stock held by each of Mr. Blackman and Lionshead Investments, LLC, and 900,000 shares of Common Stock held by 2000 FITT and Foundation (the “Voting Shares”).

Voting. In accordance with the Amended and Restated Voting Agreement, the Participating Shareholders authorized Mariner, with the approval of any two of the three Participating Shareholders, to vote all Voting Shares at all shareholder meetings and adjournments of the meetings or on any action or approval by written consent of the Company’s shareholders. If any two of the three Participating Shareholders fail to approve a vote by Mariner on any matter, Mariner will not vote on that matter, but (except as set forth below) Mariner’s failure to vote with respect to any matter as a result of the provisions of the Amended and Restated Voting Agreement will not entitle the Participating Shareholders to instead vote their respective Voting Shares on that matter. However, for matters involving (1) the merger or consolidation of the Company, (2) the sale of all or substantially all of the Company’s assets, (3) the Company’s dissolution and/or liquidation and (4) any recapitalization or stock offering of the Company (each, a “Significant Event”), if any two of the three Participating Shareholders fail to approve a vote by Mariner on a Significant Event, Mariner will not vote on that matter, but Participating Shareholders may instead vote their respective Voting Shares regarding the Significant Event.
Nominations to the Board of Directors. Under the Amended and Restated Voting Agreement, Mariner is entitled to nominate four candidates for election to the Company’s Board, Mr. Mark W. Blackman and Lionshead Investments, LLC are each entitled to nominate one candidate, Mr. Simses is entitled to nominate two candidates and the Chief Executive Officer of the Company is entitled to nominate three candidates for a total of eleven nominees. Provided that they are legally qualified to serve as Directors, Mariner is obligated to vote the Voting Shares in favor of the Participating Shareholders’ nominees. At the Company’s most recent Annual Meeting held on May 21, 2009, Mariner nominated Messrs. Trumbull, Kallop, Michaelcheck and William D. Shaw, Jr.; the Participating Shareholders nominated Messrs. John R. Anderson, Glenn Angiolillo, Robert G. Simses and Ronald J. Artinian; and, the Chief Executive Officer nominated Messrs. John T. Baily, David E. Hoffman and David W. Young. The Nominating Committee recommended to the Board that each of these candidates as well as Mr. Blackman and Dennis H. Ferro be nominated for election to the Board at the Annual Meeting, the Board nominated all of these candidates for election to the Board and all candidates were elected by the Company’s shareholders.
Option. The Amended and Restated Voting Agreement also gives Mariner the right to purchase up to 1,350,000 shares of Common Stock from the Participating Shareholders. The option exercise price per share is based on the date the option is exercised. At the time the voting agreement was originally signed, the option exercise price was $19.00, with the exercise price increasing $0.25 per share every three months, subject to deduction for dividends paid. The exercise price as of March 11, 2010 is $25.14 per share. Generally, Mariner’s option will expire 30 days after the termination of the Amended and Restated Voting Agreement. However, if the Amended and Restated Voting Agreement is terminated prior to December 31, 2010 by unanimous written notice from the Participating Shareholders, then the option will continue in full force and effect until the close of business on December 31, 2010.
Transferability of the Option. The option granted to Mariner is not transferable except in certain instances, with the assignee agreeing to be bound to the Amended and Restated Voting Agreement. Mariner is permitted to assign the option, in whole or in part, to any one or more of Messrs. Michaelcheck, Shaw, Trumbull, and Kallop or any other individual employed by or acting as a consultant for Mariner in connection with the Company. With the written consent of at least two Participating Shareholders, Mariner or any assignee as described above is permitted to assign the option, in whole or in part, to any one or more other persons.

On April 12, 2005, Mariner entered into an agreement with Mr. Trumbull pursuant to which Mariner assigned to him beneficial ownership of an option to purchase 450,000 shares of Common Stock by agreeing to hold a portion of the Amended and Restated Voting Agreement option covering 450,000 shares of Common Stock as nominee for Mr. Trumbull, who agreed to be bound to the terms of the Amended and Restated Voting Agreement. On October 12, 2005 Mr. Trumbull and Mariner amended their agreement by reducing the number of Amended and Restated Voting Agreement option shares from 450,000 to 337,500. The Company is not a party to this agreement.
In accordance with the terms of a letter agreement between Mariner and Mr. Trumbull, dated April 12, 2005 and amended on October 12, 2005, January 9, 2008 and October 15, 2008, Mr. Trumbull is entitled to receive a portion of total fees paid by the Company to Mariner as compensation in consideration of services provided to Mariner relating to the Company. Mr. Trumbull earned $361,117 for services rendered to Mariner in 2009.
Item 7.01. Regulation FD Disclosure.
A copy of the Company’s press release announcing Mr. Kallop’s announced resignation, along with the appointment of Mr. Trumbull as Senior Executive Vice President, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are furnished or filed, as applicable, with this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Agreement, dated March 12, 2010, between NYMAGIC, INC. and George R. Trumbull, III.
99.1	Press Release, dated March 12, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYMAGIC, INC.
By:	/s/ Thomas J. Iacopelli
	Name:	Thomas J. Iacopelli
	Title:	Chief Financial Officer and Treasurer

Date: March 17, 2010

EXHIBIT INDEX

Exhibit No.	Description
10.1	Agreement, dated March 12, 2010, between NYMAGIC, INC. and George R. Trumbull, III.
99.1	Press Release, dated March 12, 2010.